The Board of Directors
Yongye International, Inc.:

We consent to the use of our reports dated March 14, 2011, with respect to the consolidated balance sheets of Yongye International, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG
Hong Kong, China
September 16, 2011